Exhibit 99.1
Company Contact: Kevin Scull Programmer's Paradise, Inc. Vice President and Chief Accounting Officer (732) 389-8950 extension 7273 kevin.scull@programmers.com

PROGRAMMER'S PARADISE, INC. REPORTS SECOND QUARTER RESULTS;
SALES INCREASE 38%, INCOME FROM OPERATIONS INCREASES 360%

SHREWSBURY, NJ, July 27, 2006 - Programmer's Paradise, Inc. (NASDAQ: PROG)

-	Sales: $41.4 million, up 38% year-over-year

-	Gross profit: $4.1 million, up 20% year-over-year

-	Income from operations: $1.1 million, up 360% year-over-year

-	Net income: $0.8 million, up 322% year-over-year

-	Diluted earnings per share: $0.17, up 325% year-over-year

The results will be discussed in a conference call to be held on Friday, July 28, 2006 at 10:00 AM Eastern time.  The dial-in telephone number is (866) 818-1395 and the pass code is PROG.

"The second quarter of 2006 was a spectacular quarter for us.  Revenue grew at a strong pace.  Our Lifeboat division continued to take market share.  The sales growth combined with our focus on cost control resulted in an increase of 360% in income from operations over the same period in 2005," said Simon F. Nynens, President and Chief Executive Officer.

Net sales for the quarter ended June 30, 2006 were $41.4 million compared with $30.1 million in the second quarter of 2005, a 38% increase.  Total sales for our Programmer's Paradise division were $12.5 million compared with $11.9 million in the second quarter of 2005, representing a 5% increase.  Total sales for our Lifeboat division were $29.0 million compared with $18.2 million in the second quarter of 2005, representing a 60% increase.  This growth reflects our continued focus on the expanding virtual infrastructure-centric business, as well as the strengthening of our account penetration.

Gross profit for the quarter ended June 30, 2006 was $4.1 million compared with $3.4 million in the second quarter of 2005, a 20% increase.  Total gross profit for our Programmer's Paradise division was $1.7 million compared with $1.6 million in the second quarter of 2005, representing a 2% increase.  Total gross profit for our Lifeboat division was $2.4 million compared with $1.8 million in the second quarter of 2005, representing a 37% increase.

Gross profit margin, as a percentage of net sales, for the quarter ended June 30, 2006 was 9.8% compared with 11.2% in the second quarter of 2005.  Gross profit margin for our Programmer's Paradise division was 13.3% compared with 13.6% in the second quarter of 2005.  Gross profit margin for our Lifeboat division was 8.3% compared with 9.7% in the second quarter of 2005.  These margins primarily reflect the competitive nature of our business and a shift in our product mix.

Total selling, general, and administrative ("SG&A") expenses for the second quarter of 2006 were $2.9 million compared with $3.1 million in the second quarter of 2005 or a decrease of $0.2 million or 6%.  This decrease is mainly due to a one-time charge of $0.3 million for an uncollectible receivable in the second quarter of 2005, partly offset by a $0.1 million charge related to the subleasing of our Hauppauge, New York office to another company in the second quarter of 2006.  As a percentage of net sales, SG&A expenses for the second quarter of 2006 were 7.1% compared with 10.4% in the second quarter of 2005.

Second quarter income from operations in 2006 was $1.1 million compared with $0.2 million in the second quarter of 2005, representing a 360% increase.  Second quarter net income in 2006 was $0.8 million compared with $0.2 million in the second quarter of 2005.  Diluted earnings per share were $.17 versus $.04 in the second quarter of 2005.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer and distributor of technical software and hardware. When it comes to software, Programmer's Paradise has it all. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.  Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Kevin Scull, Vice President and Chief Accounting Officer of Programmer's Paradise, Inc. at (732) 389-8950 or kevin.scull@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
	June 30, 2006	December 31, 2005
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$11,122	$7,369
Marketable securities	8,987	7,884
Accounts receivable, net	19,129	21,185
Inventory - finished goods	948	1,956
Prepaid expenses and other current assets	669	688
Deferred income taxes, current	1,414	1,783
Total current assets	42,269	40,865

Equipment and leasehold improvements, net	538	434
Other assets	721	453
Deferred income taxes, net of current	2,676	2,516

Total assets	$46,204	$44,268

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$26,015	$25,751
Dividend payable	1,130	519
Total current liabilities	27,145	26,270

Other liabilities	115	-
Total liabilities	27,260	26,270

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	29,889	30,948
Treasury stock, at cost, 1,097,919 shares and 1,289,665 shares, respectively	(3,060)	(3,620)
Accumulated deficit	(8,198)	(9,570)
Accumulated other comprehensive income	260	187
Total stockholders' equity	18,944	17,998
Total liabilities and stockholders' equity	$46,204	$44,268

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$76,800	$60,221	$41,438	$30,052
Cost of sales	68,897	53,422	37,379	26,682
Gross profit	7,903	6,799	4,059	3,370
Selling, general and administrative expenses	5,891	6,108	2,924	3,123
Income from operations	2,012	691	1,135	247
Interest income, net	279	140	166	73
Realized foreign exchange gain (loss)	2	(25)	1	(14)
Income before income tax provision	2,293	806	1,302	306
Provision for income taxes	921	321	521	121
Net income	$1,372	$485	$781	$185

Net income per common share - Basic	$0.33	$0.12	$0.19	$0.05

Net income per common share - Diluted	$0.31	$0.11	$0.17	$0.04

Weighted average common shares outstanding-Basic	4,137	3,957	4,172	3,991

Weighted average common shares outstanding-Diluted	4,474	4,413	4,494	4,364

Reconciliation to comprehensive income:
Net income	$1,372	$485	$781	$185
Other comprehensive income(loss), net of tax:
Unrealized gain on marketable securities	15	6	8	6
Foreign currency translation adjustments	58	(33)	47	(23)
Total comprehensive income	$1,445	$458	$836	$168